CERTIFICATE OF AMENDMENT

                                       TO

                     RESTATED CERTIFICATE OF INCORPORATION

                        0F GALVESTON'S STEAKHOUSE CORP.

         GALVESTON'S STEAKHOUSE CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said corporation by the unanimous written consent of its members, filed with the minutes of the Board, adopted the following resolutions proposing and declaring advisable the following amendments to the Restated Certificate of Incorporation of said corporation:

                  RESOLVED, that the Restated Certificate of Incorporation of Galveston's Steakhouse Corp. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

         "FIRST. The name of the Company is: STEAKHOUSE PARTNERS,
         INC."

                  RESOLVED, that the Restated Certificate of Incorporation of Galveston's Steakhouse Corp. be amended by changing the Fifth Article thereof so that, as amended, said Article shall be and read as follows:

         "FIFTH. The number of directors of the corporation shall be fixed by the by-laws, subject to the provisions of this certificate of incorporation and to the provisions of the laws of the State of Delaware.

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                  The board of directors shall be divided into
         three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director until his successor shall be elected and shall qualify (except in cases where no successor is elected due to a reduction in the size of the board) or until his earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in the number of directors shall be apportioned among the classes as equally as possible. Vacancies, including vacancies created by an increase in the size of the board of directors, shall be filled by the affirmative vote of a majority of the remaining board of directors then in office, though less than a quorum. The initial term of office of directors of Class I shall expire at the annual meeting of stockholders in 2000; that of Class II shall expire at the annual meeting of stockholders in 2001; and that of Class III shall expire at the annual meeting of stockholders in 2002;
         and in all cases as to each director until his succcessor shall be elected and shall qualify (except in cases where no successor is elected due to a reduction in the size of the board) or until his earlier resignation, removal from office, death or incapacity.
         At each annual meeting of stockholders, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election. Any director or the entire board of directors may be removed, for cause only, by a majority of the entire board of directors or by holders of not less than seventy-five (75%) percent of the outstanding shares then entitled to vote at an election of directors.

                  In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

                  To make, alter, amend or repeal the by-laws of the corporation.

                  By resolution passed by the majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors."

                                2
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                  RESOLVED, that the Restated Certificate of
         Incorporation of Galveston's Steakhouse Corp. be amended by changing the Eighth Article thereof so that, as amended, said Article shall be and read as follows:

         "EIGHTH. Any amendment to this Certificate of Incorporation shall require the affirmative vote of seventy-five (75%) percent of the shares of each class outstanding and entitled to vote thereon."

         SECOND: That pursuant to a meeting and vote of stockholders, the holders of a majority of the outstanding stock entitled to vote thereon have approved said amendments in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Galveston's Steakhouse Corp. has caused this certificate to be signed by Hiram J. Woo, its President, this 29th day of July, 1999.

                                                 /s/ Hiram J. Woo
                                              --------------------------
                                               Hiram J. Woo, President